Exhibit 21

LIFE PARTNERS HOLDINGS, INC.

SUBSIDIARIES

February 28, 2005

	Name of Subsidiary	State of Organization

1.	Life Partners, Inc.	Texas

2.	Extended Life Services, Inc.	Texas

3.	LPHI Portfolio Management Services, LLC	Delaware

4.	LPHI Preferred Private Issue Series I, LLC	Delaware
46